Exhibit 3.1

STATEMENT WITH RESPECT TO SHARES

In compliance with the requirements of 15 Pa.C.S. § 1522(b) (relating to statement with respect to shares), the undersigned corporation, desiring to state the designation and voting rights, preferences, limitations, and special rights, if any, of a class or series of its shares, hereby states that:

1.	The name of the corporation is Entercom Communications Corp.

2.	The resolution amending the articles under 15 Pa.C.S. § 1522(b) is set forth in full in Exhibit A, attached hereto and made a part hereof.

3.

The aggregate number of shares of such class or series established and designated by (a) such resolution, (b) all prior statements, if any, filed under 15 Pa.C.S. § 1522 or corresponding provisions of prior law with respect thereto, and (c) any other provision of the articles is 3,000,000 shares.

4.	The resolution was adopted by the Board of Directors on April 20, 2020.

IN TESTIMONY WHEREOF, the undersigned corporation has caused this statement to be signed by a duly authorized officer thereof on April 20, 2020.

Entercom Communications Corp.

By:	/s/ Andrew P. Sutor, IV
Name: Andrew P. Sutor, IV
Title: Executive Vice President

EXHIBIT A

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board in accordance with the provisions of the Restated Articles of Incorporation of the Company, as amended, the Board hereby creates the Series A Preferred and the Series B Preferred and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences, and qualifications, limitations and restrictions thereof.

SERIES A JUNIOR PARTICIPATING CONVERTIBLE PREFERRED STOCK

OF

ENTERCOM COMMUNICATIONS CORP.

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Convertible Preferred Stock” (the “Series A Preferred”) and the number of shares constituting the Series A Preferred shall be 3,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred.

Section 2. Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any class or series of stock of this Corporation ranking prior and superior to the Series A Preferred with respect to dividends, the holders of shares of Series A Preferred, in preference to the holders of Class A Common Stock, par value $0.01 per share (the “Common Stock”), of the Corporation, and of any other stock ranking junior to the Series A Preferred, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred as provided in paragraph (A) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred shall nevertheless be payable when, as and if declared by the Board of Directors, in accordance with paragraph (A) above on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty (60) days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Preferred shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in the terms of any other series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(D) If, at the time of any annual meeting of shareholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Series A Preferred, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at such meeting of shareholders (and at each subsequent annual meeting of shareholders), unless all dividends in arrears on the Series A Preferred have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Preferred being entitled to cast a number of votes per share of Series A Preferred as is specified in paragraph (A) of this Section 3. Each such additional director shall serve until the next annual meeting of shareholders for the election of directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(D). Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the provisions of this Section 3(D) may be removed at any time, without cause, only by the affirmative vote of the holders of the shares of Series A Preferred at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3(D) shall be in addition to any other voting rights granted to the holders of the Series A Preferred in this Section 3.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred, except dividends paid ratably on the Series A Preferred and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred, or any shares of stock ranking on a parity with the Series A Preferred, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

(C) Shares of Series A Preferred and shares of Series B Preferred shall be entitled to participate ratably, on a share-for-share basis as if all such shares were of a single class, in such dividends, whether in cash, stock or otherwise, as may be declared by the Board of Directors from time to time out of funds of the Corporation legally available therefor in respect of such series of Preferred Stock; provided, however, that any dividends payable in shares of Series A Preferred or Series B Preferred or Common Stock (or payable in rights to subscribe for or purchase shares of Series A Preferred or Series B Preferred or Common Stock or securities or indebtedness convertible into or exchangeable for shares of Series A Preferred or Series B Preferred or Common Stock) shall be declared and paid at the same rate on each of the Series A Preferred or Series B Preferred and only:

(i) in shares of Series A Preferred or Class A Common Stock (or rights to subscribe for or to purchase shares of Class A Common Stock or securities or indebtedness convertible into or exchangeable for shares of Class A Common Stock or Series A Preferred) to holders of Series A Preferred; and

(ii) in shares of Series B Preferred or Class B Common Stock (or rights to subscribe for or to purchase shares of Class B Common Stock or securities convertible into or exchangeable for shares of Class B Common Stock or Series B Preferred) to holders of Series B Preferred.

Section 5. Reacquired Shares. Any shares of Series A Preferred purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Amended and Restated Articles of Incorporation of the Corporation or in the terms of any other series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred unless, prior thereto, the holders of Series A Preferred shall have received an amount per share (the “Series A Preferred Liquidation Preference”) equal to $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Stock, or (ii) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred, except distributions made ratably on the Series A Preferred and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of Series A Preferred were entitled immediately prior to such event under the proviso in clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Preferred Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series A Preferred in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Preferred and the holders of such parity shares in proportion to their respective liquidation preferences.

(C) Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. Subject to Section 12, the Series A Preferred shall not be redeemable by the Corporation; provided, however, that should a court of competent jurisdiction or other authority determine that the issuance of any instrument, security, right or property issued or distributed, or contemplated to be issued or distributed, pursuant to the Rights Agreement or this Series A Statement of Terms or the Series B Statement of Terms be invalid, void or unenforceable, and the Rights Agreement shall thus be deemed to have become null and void ab initio, then (A) prior to any Mandatory Conversion under Section 12, each share of Series A Preferred shall be redeemable for an amount equal to the Purchase Price paid to the Corporation for such shares and (B) after a Mandatory Conversion, any Common Shares or other securities or property issued in such conversion shall be redeemable for $.01 in respect of each Common Share (and associated other securities or property, if any) issued in the Mandatory Conversion.

Section 9. Rank. The Series A Preferred shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, pari passu with the Series B Preferred and junior to all series of any other class of the Corporation’s Preferred Stock, except to the extent that any such other series specifically provides that it shall rank on a parity with or junior to the Series A Preferred.

Section 10. Amendment. At any time any shares of Series A Preferred are outstanding, the Amended and Restated Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred, voting separately as a single class.

Section 11. Fractional Shares. Series A Preferred may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred.

Section 12. Mandatory Conversion at the Company’s Election.

(A) Mandatory Conversion Right. Subject to the provisions of this Section 12, the Corporation has the right (the “Mandatory Conversion Right”), exercisable at its sole election, to cause the conversion (such a conversion, a “Mandatory Conversion”) of all, but not less than all, of the outstanding shares of Series A Preferred, which such Mandatory Conversion may be effective, as determined by the Board of Directors, as of any specific date or, as applicable, immediately following issuance of shares of Series A Preferred to be issued from and after a Trigger Event (as defined in the Rights Agreement, dated as of April 20, 2020, as the same may be amended from time to time, between the Corporation and American Stock Transfer & Trust Company, LLC (the “Rights Agreement”)). For the avoidance of doubt, if the Board of Directors elects to convert the Series A Preferred, pursuant to this Section 12, it shall be required to convert on the same day the Series B Junior Participating Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred”), of the Corporation.

(B) Mandatory Conversion Notice and Date. To exercise its Mandatory Conversion Right with respect to any shares of Series A Preferred, the Corporation must send to each holder of such shares a written notice of such exercise or publish such notice in a daily newspaper with a national circulation (within the meaning of Rule 14d-4(c) promulgated under the Securities Exchange Act of 1934). Such notice must state (i) that the Corporation has exercised its Mandatory Conversion Right to cause the Mandatory Conversion of the shares, and (ii) whether such Mandatory Conversion will be effective as of a specific date (and, in such case, the date of such Mandatory Conversion) or, alternatively, immediately following issuance of shares of Series A Preferred to be issued from and after a Trigger Event; provided, in each case, that such date or other effective time shall be the same as that for the conversion of the Series B Preferred.

(C) Conversion Procedures. If the Corporation duly exercises, in accordance with this Section 12, its Mandatory Conversion Right with respect to any share of Series A Preferred, then (1) the Mandatory Conversion of such share will occur automatically and without the need for any action on the part of the holder(s) thereof; and (2) the shares of

Common Stock due upon such Mandatory Conversion will be registered in the name of, and, if applicable, the cash due upon such Mandatory Conversion will be due to, and deemed outstanding in the name of the holder(s) of such share of Series A Preferred as of the close of business on the date of such conversion. Subject to Section 12(E), the person in whose name any share of Common Stock is issuable upon conversion of any Series A Preferred will be deemed to become the holder of record of such share as of the close of business on the date of such conversion.

(D) Settlement upon Conversion.

(i) Generally. Subject to Section 12(D)(ii), Section 12(D)(iv) and Section 12(E), the consideration due upon settlement of the conversion of each one one-thousandth of a share of Series A Preferred will consist of one share of Common Stock.

(ii) Payment of Cash in Lieu of any Fractional Share of Common Stock. Subject to Section 12(D)(iv), in lieu of delivering any fractional share of Common Stock otherwise due upon conversion of any Series A Preferred, the Corporation will, to the extent it is legally able to do so, pay cash based on the then current per share market price (as determined pursuant to Section 11.4 of the Rights Agreement, the “current per share market price”).

(iii) Delivery of Conversion Consideration. Subject to Section 12(E), the Corporation will pay or deliver, as applicable, the type and amount of consideration payable to settle the Mandatory Conversion, determined in accordance with this Section 12 as promptly as practicable after the date of such conversion. For the avoidance of doubt, such date shall be the same as those for the conversion of the Series B Preferred.

(iv) Calculations Aggregated for Each Holder. The composition of the consideration due upon conversion of the Series A Preferred of any holder will be computed based on the total number of shares of Series A Preferred of such holder being converted. For these purposes, any cash amounts due to such holder in respect thereof will be rounded to the nearest cent.

(E) Insufficient Shares. In the event that upon the occurrence of a Mandatory Conversion there shall not be sufficient Common Stock authorized but unissued, or held by the Corporation as treasury shares, to permit the exercise in full the Mandatory Conversion in accordance with this Section 12, the Corporation shall take all such action as may be necessary to authorize additional Common Stock for issuance upon the Mandatory Conversion, provided, however, that if the Corporation determines that it is unable to cause the authorization of a sufficient number of additional shares of Common Stock, then, in the event of a Mandatory Conversion, the Corporation, with respect to each one one-thousandth of a share of Series A Preferred Stock and to the extent necessary and permitted by applicable law and any agreements or instruments in effect on the date hereof to which it is a party (including its articles of incorporation and bylaws), shall: (A) determine the “current per share market price” (as defined in the Rights Agreement) of each share of Common Stock issuable upon the Mandatory Conversion and (B) with respect to each one one-thousandth of a share of Series A Preferred make adequate provision to substitute for each share of Common Stock, upon the Mandatory Conversion, (1) cash, (2) other equity securities of the Corporation (including, without limitation, shares, or fractions of shares, of preferred stock which, by virtue of having dividend, voting and liquidation rights substantially comparable to those of the Common Stock, the Board has deemed in good faith to have substantially the same value as the Common Stock) (each such share of preferred stock or fractions of shares of preferred stock constituting a “common stock equivalent”), (3) debt securities of the Corporation, (4) other assets or (5) any combination of the foregoing having an aggregate value equal to such current market value of the Common Stock, where such aggregate value has been determined by the Board based upon the advice of a nationally recognized investment banking firm selected in good faith by the Board; provided, however, that if the Corporation shall not have made adequate provision to deliver value pursuant to this section within thirty (30) days following the date of such conversion, then the Corporation shall be obligated to deliver, to the extent necessary and permitted by applicable law and any agreements or instruments in effect on the date hereof to which it is a party, Class A Common Stock (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the current per share market price of the Common Stock. If, upon a Mandatory Conversion, the Board of Directors shall determine in good faith that it is likely that sufficient additional shares of Class A Common Stock could be authorized for issuance in full upon conversion of the Series A Preferred, then, if the Board of Directors so elects, the thirty (30) day period set forth above may be extended to the extent necessary, but not more than one hundred twenty (120) days following the date of such conversion, in order that the Corporation may seek shareholder approval for the authorization of such additional shares (such thirty (30) day period, as it may be extended, is herein called the “Substitution Period”). To the extent that the Corporation determines that some actions need be taken pursuant to the first and/or second sentences of this Section 12(E), the Corporation (x) shall take such action in a manner that complies with the limitations of Article Tenth of the Amended and Restated Certificate of Incorporation of the Corporation, including to have equivalent effect for the Series A Preferred and Series B Preferred but subject to such differences as to voting power and underlying Common Stock reflected in the terms of the Series A Preferred and Series B Preferred, and (y) may suspend the conversion of the Series A Preferred and Series B Preferred until the expiration of the Substitution Period in order to seek any authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. In the event of any such suspension, the Corporation shall issue a public announcement stating that the conversion of the Series A Preferred and Series B Preferred have been temporarily suspended as well as a public announcement at such time as the suspension is no longer in effect. For purposes of this Section 12(E), the value of a share of Common Stock shall be the then current per share market price on the date of such conversion. The Board of Directors may, but shall not be required to, establish procedures to allocate the right to receive Common Stock upon the conversion of the Series A Preferred among holders of Series A Preferred pursuant to this Section 12(E).

(F) Status of Shares of Common Stock. Each share of Common Stock delivered upon conversion of Series A Preferred will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of such holder or the person to whom such share of Common Stock will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Corporation will cause each such share of Common Stock, when so delivered, to be admitted for listing on such exchange or quotation on such system.

(G) Taxes Upon Issuance of Common Stock. The Corporation will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon conversion of the Series A Preferred, except any tax or duty that is due because such holder requests those shares to be registered in a name other than such holder’s name.

(H) Reacquired Shares. Shares of Series A Preferred purchased, redeemed by, surrendered to, or otherwise acquired by the Corporation (including upon conversion pursuant to a Mandatory Conversion) shall assume the status of authorized but unissued shares of Preferred Stock, undesignated as to class or series, and may thereafter be reissued in the same manner as other authorized but unissued shares of Preferred Stock.